Sub-Item 77Q2


Nuveen California Select Tax-Free Income Portfolio
33-46942
811-6623



Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund s officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 3 report, Initial Statement of Beneficial Ownership of Securities, on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
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OFFICER:

James Ruane, filed amended Form 3 on March 31, 2009, accession number 0001225208-09-009007.